Exhibit (d)(15)

ROLLOVER AGREEMENT

ROLLOVER AGREEMENT, dated as of March 21, 2025 (this “Agreement”), among Wildcat EGH Holdco, L.P., a Delaware limited partnership (“Holdco Parent”), Wildcat OpCo Holdco, L.P., a Delaware limited partnership (“OpCo Parent” and, together with Holdco Parent, the “Parent Entities” and each, a “Parent Entity”) and Jason Lublin (the “Investor”). Capitalized terms used in this Agreement but not defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, the Parent Entities have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, modified or supplemented from time to time, the “Merger Agreement”), with Wildcat PubCo Merger Sub, Inc., a Delaware corporation and wholly-owned indirect subsidiary of Holdco Parent (“Holdco Merger Sub”), Wildcat Manager Merger Sub, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Holdco Merger Sub (“Manager Merger Sub”), Wildcat OpCo Merger Sub, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of OpCo Parent (“OpCo Merger Sub” and, together with Holdco Merger Sub and Manager Merger Sub, the “Merger Subs” and each, a “Merger Sub”), L.L.C., Endeavor Executive Holdco, LLC, Endeavor Executive II Holdco, LLC, Endeavor Executive PIU Holdco, LLC, Endeavor Group Holdings, Inc., a Delaware corporation (the “Company”), Endeavor Manager, LLC, a Delaware limited liability company and subsidiary of the Company (the “Manager”), and Endeavor Operating Company LLC, a Delaware limited liability company and subsidiary of the Manager (“OpCo” and, together with the Company and the Manager, the “Company Entities” and each, a “Company Entity”), pursuant to which (A) (i) on the Closing Date, Holdco Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Holdco Merger Sub will thereupon cease and (iii) the Company will continue as the surviving corporation and a wholly-owned Subsidiary of Holdco Parent (the “Holdco Merger”), (B) (i) immediately upon the Holdco Merger, Manager Merger Sub will be merged with and into the Manager, (ii) the separate corporate existence of Manager Merger Sub will thereupon cease and (iii) the Manager will continue as the surviving company and a wholly-owned Subsidiary of Holdco Parent (the “Manager Merger”), and (C) (i) immediately upon the Manager Merger, OpCo Merger Sub will be merged with and into OpCo, (ii) the separate corporate existence of OpCo Merger Sub will thereupon cease and (iii) OpCo will continue as the surviving company, collectively owned by OpCo Parent and, indirectly, Holdco Parent (the “OpCo Merger” and, together with the Holdco Merger and Manager Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, collectively, the “Transactions”), upon the terms and subject to the conditions set forth therein;

WHEREAS, the Investor currently, directly or indirectly, holds certain equity interests in OpCo (all of such interests held by the Investor and his permitted transferees, collectively, the “Interests”), and, solely with respect to the Rollover Interests (as defined below), the Investor shall, contingent upon the closing of the Transactions in accordance with the Merger Agreement, waive any and all of his rights under the Merger Agreement to receive cash consideration (including the Merger Consideration and the OpCo Membership Interest Distribution Amount) in exchange for the Rollover Interests (as defined below) in connection with the Transactions and that, following the Closing, such Rollover Interests shall remain issued and outstanding; and

WHEREAS, the parties hereto desire to make certain agreements, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:

I ROLLOVER TRANSACTION

1.1. Rollover. At the Rollover Closing, upon the terms and subject to the conditions of this Agreement, the Investor hereby agrees that solely with respect to the Rollover Interests, the Investor shall be deemed to have waived any and all rights under the Merger Agreement to receive the Merger Consideration or the OpCo Membership Interest Distribution Amount. The Investor acknowledges that he will not receive any cash payment for the Rollover Interests pursuant to the Transactions and that in consideration of the Investor relinquishing his right to receive Merger Consideration or the OpCo Membership Interest Distribution Amount in connection with the Transactions, such Rollover Interests shall remain issued and outstanding equity interests in the Company and/or OpCo, as applicable. As used herein, “Rollover Interests” shall meanthe vested OpCo Units set forth on Annex A hereto.1

1.2. Rollover Closing. Subject to the satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions set forth in Section 1.3, the closing of the transactions contemplated hereby (the “Rollover Closing”) will take place at the time specified in Section 1.3. At or prior to the Rollover Closing, the parties hereto shall negotiate in good faith and execute and deliver to the other parties hereto, (1) a shareholder’s agreement of the Company (the “Company SHA”), (2) the Fourth Amended and Restated Limited Liability Company Agreement of OpCo (the “A&R OpCo LLCA”) and (3) such other governing, organizational or other applicable agreements or documents of the Company and OpCo, in each case of the foregoing clauses (1) through (3), that reflect the terms set forth on Exhibit A hereto and such other terms as are consistent with the terms set forth on Exhibit A hereto (collectively, and together with the Company SHA and the A&R OpCo LLCA, the “Governance Agreements”); provided that, notwithstanding the foregoing, in the event that the Governance Agreements are not executed prior to the Rollover Closing, (i) the Investor and the Parent Entities, as applicable, shall continue to negotiate the Governance Agreements in good faith and enter into, execute and deliver the Governance Agreements as soon as reasonably practicable thereafter and (ii) to the extent applicable, the terms set forth on Exhibit A shall be binding on the parties hereto (and the Parent Entities shall cause the Company and OpCo to be bound by the terms set forth on Exhibit A) until such time that such agreements are executed and delivered.

1.3. Conditions to Obligations. The obligations of the Parent Entities and the Investor to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver pursuant to the Merger Agreement) of all of the conditions to the consummation of the Transactions as set forth in the Merger Agreement. Upon the satisfaction or waiver of such conditions, the Rollover Closing will occur simultaneously to the Closing.

[1]	Note to Jason: Please schedule Units to be rolled with a value equal to $5M.

1.4. Termination. This Agreement shall automatically terminate if, at any time prior to the Rollover Closing, the Merger Agreement shall have been terminated in accordance with its terms. In the event of any termination of this Agreement as provided in this Section 1.4, this Agreement, as well as the Closing Agreements set forth in Section 3.2, shall forthwith become wholly void and of no further force or effect (except Article IV, which shall survive such termination) and there shall be no liability on the part of any parties hereto or their respective officers or directors under this Agreement. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any Willful and Material Breach of this Agreement occurring prior to the termination of this Agreement.

II REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of the Investor. The Investor represents and warrants to the Parent Entities that:

(a) The Investor is competent to, and has sufficient capacity to, execute and deliver this Agreement and the agreements contemplated hereby (including the Closing Agreements) and to perform the Investor’s obligations hereunder and thereunder. This Agreement has been, and at the Rollover Closing the other definitive documentation (including the Closing Agreements) will be, duly executed and delivered by the Investor and, assuming the due authorization, execution and delivery of this Agreement or the other definitive documentation (including the Closing Agreements), as applicable, by the other parties thereto, as applicable, this Agreement constitutes and other definitive documentation (including the Closing Agreements) will constitute the valid and binding obligation of the Investor, enforceable against the Investor in accordance with its and their terms, respectively, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity, at Law or otherwise).

(b) The execution, delivery and performance by the Investor of this Agreement and the agreements contemplated hereby and the consummation by the Investor of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time or both: (i) violate the provisions of any Law applicable to the Investor or such Investor’s properties or assets; (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to the Investor or such Investor’s properties or assets; or (iii) result in any material breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which the Investor is a party or by which the Investor or such Investor’s properties or assets are bound, except, in the case of clauses (i), (ii), and (iii), for violations, conflicts or breaches that would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(c) As of immediately prior to the Rollover Closing, the Investor will hold, directly or indirectly, of record and beneficially own the Rollover Interests, free and clear of all Liens (other than this Agreement, the Merger Agreement, the organizational documents of each of the Company, Manager and OpCo and any other agreement between the Investor and the Company, Manager or OpCo). As of the date hereof and on the date of the Rollover Closing, the Investor will not be a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement, the Merger Agreement, and the organizational documents of each of the Company, Manager and OpCo) that could require, or restrict or impair the ability of, the Investor to sell, transfer, or otherwise dispose of any of the Rollover Interests.

(d) As of the date of this Agreement, there is no audit, suit, proceeding, claim, examination, deficiency, assessment, investigation or other action pending or, to the knowledge of the Investor, threatened against either of the Investor or any of such Investor’s assets, as applicable, and neither the Investor nor any of such Investor’s assets is the subject of any order of a Governmental Authority, in each case, other than any such action or order that would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(e) Rollover Interests Unregistered. The Investor acknowledges and represents that the Investor has been advised by the Parent Entities that:

(i) following the consummation of the Transactions, the Rollover Interests will not be registered under the Securities Act or under any state securities Law;

(ii) the Investor must continue to bear the economic risk of the investment in the Rollover Interests unless and until the offer and sale of such Rollover Interests are subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is available;

(iii) following the consummation of the Transactions, it is not anticipated that there will be any public market for the Rollover Interests in the foreseeable future; and

(iv) following the consummation of the Transactions, a notation shall be made in the appropriate records of the applicable entity indicating that the Rollover Interests are subject to restrictions on transfer and, if the applicable entity should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Rollover Interests.

(f) Additional Investment Representations.

(i) the Investor’s financial situation is such that the Investor can afford to bear the economic risk of holding the Rollover Interests for an indefinite period of time, has adequate means for providing for the Investor’s current needs and personal contingencies, and can afford to suffer a complete loss of the Investor’s investment in the Rollover Interests;

(ii) the Investor’s knowledge and experience in financial and business matters are such that the Investor is capable of evaluating the merits and risks of the continued investment in the Rollover Interests;

(iii) the Investor has been given the opportunity to ask questions of, and to receive answers from, the Parent Entities and their respective representatives concerning the Parent Entities, the Transaction and the other transactions contemplated by the Merger Agreement and the terms and conditions of the waiver of the right to receive cash consideration for the Rollover Interests in connection with the Transactions;

(iv) the Investor holds the Rollover Interests for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution thereof;

(v) the Investor understands that, following the Closing, the consolidated total indebtedness of the Company Entities and their Subsidiaries may be significantly greater than the consolidated total indebtedness of the Company Entities and their Subsidiaries prior to the Closing Date;

(vi) the Investor is (i) an “accredited investor” within the meaning of Rule 501(a) under the Securities Act or (ii) an entity in which all equity owners are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; and

(vii) nothing contained in this Agreement shall be deemed to obligate the Company, Manager, OpCo or any of its/their respective Affiliates to employ the Investor in any capacity whatsoever or to prohibit or restrict the Company, Manager, OpCo or any of its/their respective Affiliates, from terminating the employment of the Investor at any time or for any reason whatsoever, with or without cause (subject to any terms of employment contained in any separate agreement between the Company, Manager, OpCo or any of its/their respective Affiliates and the Investor).

2.2. Representations and Warranties of the Parent Entities. The Parent Entities represent and warrant to the Investor that:

(a) The Parent Entities are competent to, and have sufficient capacity to, execute and deliver this Agreement and the agreements contemplated hereby (including the Closing Agreements) and to perform the Parent Entities’ obligations hereunder and thereunder. This Agreement has been, and at the Rollover Closing the other definitive documentation (including the Closing Agreements) will be, duly executed and delivered by the Parent Entities and, assuming the due authorization, execution and delivery of this Agreement or the other definitive documentation (including the Closing Agreements), as applicable, by the other parties thereto, as applicable, this Agreement constitutes and other definitive documentation (including the Closing Agreements) will constitute the valid and binding obligation of the Parent Entities, enforceable against the Parent Entities in accordance with its and their terms, respectively, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity, at Law or otherwise).

(b) The execution, delivery and performance by the Parent Entities of this Agreement and the agreements contemplated hereby and the consummation by the Parent Entities of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time or both: (i) violate the provisions of any Law applicable to the Parent Entities or such Parent Entities’ properties or assets; (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to the Parent Entities or such Parent Entities’ properties or assets; or (iii) result in any material breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which the Parent Entities are a party or by which the Parent Entities or such Parent Entities’ properties or assets are bound, except, in the case of clauses (i), (ii), and (iii), for violations, conflicts or breaches that would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(c) As of the date of this Agreement, there is no audit, suit, proceeding, claim, examination, deficiency, assessment, investigation or other action pending or, to the knowledge of the Parent Entities, threatened against the Parent Entities, and the Parent Entities are not the subject of any order of a Governmental Authority, other than any such action or order that would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(d) Each of the Parent Entities and the Merger Subs were formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities or operations other than (i) as contemplated by this Agreement, the Merger Agreement and matters ancillary thereto or related to the Transactions contemplated by this Agreement and the Merger Agreement or (ii) such activities or operations that would not materially delay or materially impair the consummation of the transactions contemplated hereby.

III OTHER COVENANTS

3.1. Sale of Ownership Interests. From and after the date hereof until the Closing, the Investor acknowledges and agrees that he will not sell, dispose of, assign, pledge, collateralize, encumber or otherwise transfer any of his Rollover Interests (or any Interest therein), in each case, without obtaining the prior written consent of the Parent Entities.

3.2. Entry into Additional Agreements. In connection with the execution of this Agreement, the Investor shall have executed and/or delivered the following agreement, which, contingent upon the occurrence of the Transactions, shall be effective as of the Closing Date (collectively, the “Closing Agreements”): if applicable, a copy of the Consent of Spouse attached hereto as Exhibit B, duly executed by the Investor’s spouse.

3.3. Merger Agreement.

(a) The Investor acknowledges and agrees that he shall not make any public announcements regarding the Transactions, except as required by Law or in his capacity as an officer or director of any of the Company Entities or their respective Affiliates.

(b) Except to the extent set forth in Section 1.4 hereof, none of the parties hereto or any of their respective officers, directors or Affiliates (other than the parties to the Merger Agreement to the extent set forth in the Merger Agreement) will have any liability or obligation to the other parties hereto with respect to this Agreement resulting from or arising out of any termination of the Merger Agreement or any failure to complete the Transactions or any of the other transactions contemplated by the Merger Agreement with respect to the Merger Agreement, or any breach thereof by any of the parties thereto. The sole remedies of the parties hereto in such case shall be under the Merger Agreement (if any).

(c) The Investor hereby agrees to waive, refrain from and not to commence, participate in, assist or knowingly encourage in any way, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any legal claim or Action, derivative or otherwise, against the Releasees (as defined below) (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim or Action seeking to enjoin or delay the Closing), and (ii) arising out of or related to the Merger Agreement (including the Merger Consideration and any claims or Actions alleging a breach of fiduciary duty, or any other duty, in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby (including the negotiation or entry into any such agreement)); provided, however, that nothing contained herein shall operate as a waiver or restrict the Investor from commencing, participating in, assisting or knowingly encouraging in any way, any action to assert the rights of the Investor arising under this Agreement, the Closing Agreements, the Employment Agreement, the Prior Agreement (as defined in the Employment Agreement), the Merger Agreement or the Governance Agreements or any of the other agreements or documents to be entered into among the Investor, the Parent Entities, the Company Entities or their respective Affiliates in connection with the Transactions or any employment or similar arrangement with the Company Entities (including rights to indemnification and expense reimbursement under organizational documents and the Employment Agreement and any applicable insurance) and any exhibits, schedules or other attachments thereto and any documentation implementing any of the terms thereof.

(d) The Investor, on behalf of itself and each of its Affiliates, Permitted Transferees and Representatives, hereby waives, releases and forever discharges (i) all appraisal rights under Section 262 of the DGCL related to the Transactions and (ii) the Parent Entities, the Company Entities and each of their respective individual, joint or mutual, past, present and future Representatives, Affiliates, stockholders, controlling persons, Subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all Actions, Orders, obligations, Contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at

Law and in equity, which the Investor, its Affiliates or any of their respective Representatives now has, have ever had or may hereafter have against the respective Releasees arising in connection with the Transactions; provided, however, that nothing contained herein shall operate to release any rights of the Investor arising under this Agreement, the Employment Agreement, the Prior Agreement (as defined in the Employment Agreement), the Closing Agreements, the Governance Agreements or the Merger Agreement or any of the other agreements or documents to be entered into among the Investor, the Parent Entities, the Company Entities or their respective Affiliates in connection with the Transactions or any employment or similar arrangement with the Company Entities (including rights to indemnification and expense reimbursement under organizational documents and any applicable insurance and the Investor’s rights under any employment agreement with the Company or any of its Subsidiaries). The Investor, effective as of the date hereof, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Action of any kind against any Releasee, based upon any matter purported to be released hereby. THE INVESTOR ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 WHICH PROVIDES THAT: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT.” THE INVESTOR BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHT THE INVESTOR MAY HAVE THEREUNDER.

3.4. Agreement to Cooperate; Further Assurances. The Investor and the Parent Entities shall use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby.

IV MISCELLANEOUS

4.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service (with proof of delivery), or by email (with confirmation by return email) to the respective parties hereto at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 4.1):

(a) if to the Parent Entities or the Merger Subs:

Silver Lake

2775 Sand Hill Road

Suite 100

Menlo Park, CA 94025

Attention: Karen King

Email:   karen.king@silverlake.com

with a copy to:

Silver Lake

55 Hudson Yards

40th Floor

New York, NY 10001

Attention: Andy Schader

Email:   andy.schader@silverlake.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Elizabeth A. Cooper

   Gregory Grogan

   Jeannine McSweeney

Email:   ecooper@stblaw.com

   ggrogan@stblaw.com

   jeannine.mcsweeney@stblaw.com

with a copy to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Attention:  Mark W. Myott

E-mail:  mark.myott@stblaw.com

(b) If to the Investor, to:

[•]

Attention:

E-mail:

with a copy (which shall not constitute notice) to:

[•]

Attention:

E-mail:

4.2. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

(b) The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that, if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 4.1; and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above named courts.

(c) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.2(C).

4.3. No Covenants. The parties agree that the Rollover Interests are fully vested, earned, and non-forfeitable, and are not subject to any terms or conditions except as otherwise set forth in this Agreement and the Merger Agreement.

4.4. Successors and Assigns. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.5. Limitation on Assignment. Neither this Agreement nor any of the parties’ respective rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided that the Parent Entities may assign all or any of their rights and obligations hereunder to any Subsidiary or Affiliate of the Parent Entities.

4.6. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.7. Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

4.8. Amendments and Waivers. No amendment, modification or supplement to this Agreement shall be enforced against any party unless such amendment, modification or supplement is in writing and signed by the Parent Entities and the Investor. Any waiver by any party of any term of this Agreement shall not operate as or be construed to be a waiver of any other term of this Agreement. Any waiver must be in writing and signed by the party charged therewith.

4.9. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

4.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

4.11. Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party hereto agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in Law, equity or otherwise, including monetary damages) to (i) an Order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Each party hereto further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

4.12. Non-Recourse. All claims, obligations, liabilities and causes of action based upon, in respect of, arising under, by reason of, in connection with, or relating in any manner to this Agreement may be made only against (and are those solely of) the Persons that are expressly identified as parties in the preamble and signatories to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative, financing source, heir or assignee of, or any financial advisor or lender to, or successor to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative, financing source, heir or assignee of, or any financial advisor or lender to, or successor to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability, obligations, claims or causes of action based upon, in respect of, arising under, by reason of, in connection with, or relating in any manner to this Agreement, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any party hereto or otherwise, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made by a Nonparty Affiliate in, in connection with, or as an inducement to this Agreement. Notwithstanding anything to the contrary herein, no party hereto hereby waives any right to enforce its rights granted hereunder or granted under the Closing Agreements, the Governance Agreements, the Merger Agreement or any of the other agreements or documents to be entered into among the Investor, the Parent Entities, the Company Entities or their respective Affiliates in connection with the Transactions against any other party thereto (but not, for the avoidance of doubt, any Non-Party Affiliate), and any exhibits, schedules, or other attachment thereto and any documentation implementing any of the terms thereof, against any other party thereto.

4.13. Confidentiality. The Investor agrees that he will not, either directly or indirectly, disclose to any Person the terms of, or the negotiations and/or considerations leading to, this Agreement, the Closing Agreements and the Merger Agreement, or any other information related to the Transactions (the “Confidential Information”); provided that the term “Confidential Information” shall not include information that was, is now, or becomes generally available to the public, including in any public disclosure by the Parent Entities, their Affiliates or otherwise, other than as a result of a disclosure by the Investor in violation of this Agreement. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit the Investor from disclosing the Confidential Information to (i) any of the Investor’s representatives with a need to know the Confidential Information for the purposes of entry into this Agreement and the Closing Agreements and as necessary in connection with tax filings, legal matters or other non-commercial purposes, provided, that the Investor shall be responsible for its representatives maintaining the confidentiality of the Confidential Information, and (ii) disclosures required by Law, provided that the Investor shall, to the extent reasonably practicable and legally permissible, give the Parent Entities prompt written notice of such requirement to enable any of the Parent Entities to seek a protective order or other appropriate remedy (at the Parent Entities’ sole expense) and/or waive compliance with this Agreement provided that (A) with respect to public disclosure required by applicable securities Laws or the rules or regulations of the New York Stock Exchange (NYSE) or any United States national securities exchange on which any of the Interests are then traded, the party making such disclosure shall use its reasonable best efforts to consult with the other parties hereto before making any such public disclosure and (B) with respect to any other compelled disclosure, the Investor shall, to the extent reasonably practicable and legally permissible, give the Parent Entities prompt written notice of such requirement to enable any of the Parent Entities to seek a protective order or other appropriate remedy (at the Parent Entities’ sole expense) and/or waive compliance with this Agreement. If the Investor fails to obtain such protective order or other appropriate remedy to preclude the disclosure of any Confidential Information, the Investor shall only disclose that portion of the Confidential Information which the Investor is required to disclose by Law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WILDCAT OPCO HOLDCO, L.P.

By:	SLP WILDCAT AGGREGATOR GP, L.L.C., its general partner

By:	SILVER LAKE TECHNOLOGY ASSOCIATES VII, L.P., its managing member

By:	SLTA VII (GP), L.L.C., its general partner

By:	SILVER LAKE GROUP, L.L.C., its managing member

By:	/s/ Stephen Evans
Name: Stephen Evans
Title: Managing Director

WILDCAT EGH HOLDCO, L.P.

By:	SLP WILDCAT AGGREGATOR GP, L.L.C., its general partner

By:	SILVER LAKE TECHNOLOGY ASSOCIATES VII, L.P., its managing member

By:	SLTA VII (GP), L.L.C., its general partner

By:	SILVER LAKE GROUP, L.L.C., its managing member

By:	/s/ Stephen Evans
Name: Stephen Evans
Title: Managing Director

[Signature Page to Rollover Agreement]

INVESTOR

/s/ Jason Lublin
Name: Jason Lublin

9601 Wilshire Boulevard,

3rd Floor

Beverly Hills, California 90210
Address

jlublin@endeavorco.com
Email address

[Signature Page to Rollover Agreement]

Annex A

Rollover Interests and Amounts

Investor	Rollover Interests	Amounts
Jason Lublin	Executive Holdco Common Units	181,819

Exhibit A

ROLLOVER EQUITY TERM SHEET

See attached.

Exhibit B

Consent of Spouse

I, Andrea Lublin, the undersigned spouse of Jason Lublin (the “Investor”), hereby acknowledge that I am aware that the Rollover Agreement, dated as of March 21, 2025, among Wildcat EGH Holdco, L.P., a Delaware limited partnership, Wildcat OpCo Holdco, L.P., a Delaware limited partnership, and my spouse imposes certain transfer obligations and restrictions on my spouse’s Rollover Interests (as defined in the Rollover Agreement). I agree that my spouse’s interest in the Rollover Interests is subject to the Rollover Agreement and the agreements to be entered into in connection therewith and any interest I may have in such Rollover Interests shall also be irrevocably bound by the Rollover Agreement and the agreements to be entered into in connection therewith and, further, that my community property interest in such Rollover Interests, if any, shall be similarly bound by the Rollover Agreement and the agreements to be entered into in connection therewith.

I am aware that the legal, financial and other matters contained in the Rollover Agreement and the agreements to be entered into in connection therewith are complex and I am encouraged to seek advice with respect thereto from independent legal and/or financial counsel. I have either sought such advice or determined after carefully reviewing the Rollover Agreement and the agreements to be entered into in connection therewith that I hereby waive such right.

Acknowledged and agreed this 21st day of
March 2025

Signature of Spouse

Address of Spouse:

Telephone:

Facsimile: